Exhibit 10.1

DOMAIN NAME ASSIGNMENT AGREEMENT

WHEREAS Hon Kit Ng., a Canadian resident having a principal place of residence at 307 - 2185 W. 8th Avenue, Vancouver, BC, Canada V6K 285 ("Transferor"), has adopted, used and registered with InterNIC the domain name www.bcescorts.com (the "Domain Name");

and

WHEREAS Broad Scope Entertainment, Inc., a Nevada corporation having a principal place of business at 6075 South Eastern Ave., Suite 1, Las Vegas, Nevada ("Transferee"), is desirous of acquiring the Domain Name and the registration therefor;

NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, Transferor hereby transfers and assigns to Transferee all of Transferor's right, title and interest in and to the Domain Name and the registration therefor.

FURTHERMORE, THE Parties agree as follows:

1. Transferor agrees to transfer the Domain Name to the Transferee for consideration of US$3,000 (three thousand).

2. Transferor agrees to cooperate with Transferee and to follow Transferee's instructions in order to effectuate the transfer of the Domain Name registration in a timely manner. Specifically, Transferor agrees to prepare and transmit the necessary InterNIC Registrant Name Change Agreement and/or to correspond with InterNIC to authorize transfer of the Domain Name.

3. Transferor warrants and represents that:

(a) Transferor has unencumbered rights in the Domain Name;

(b) Transferor properly registered the Domain Name with InterNIC without committing fraud or misrepresentation;

(c) Transferor has the authority to transfer the Domain Name;

(d) Transferor has not received any claim from a third party that the use of Domain Name violates the rights of such third party;

(e) Transferor has not used the Domain Name for any illegal purpose; and

(f) to the best of Transferor's knowledge, the use of the Domain Name does not infringe the rights of any third party in any jurisdiction.

4. This agreement is governed by the internal substantive laws of the Province of British Columbia. If any provision of this agreement is found to be invalid by any court having competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions of this agreement, which shall remain in full force and effect. No waiver of any term of this agreement shall be deemed a further or continuing waiver of such term or any other term. This agreement constitutes the entire agreement between the Transferor and Transferee with respect to this transaction. Any changes to this agreement must be made in writing, signed by an authorized representative of both parties.

5. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this document to be executed by their authorized officers on the date(s) indicated below.

Transferor

By /s/ Hon Kit Ng

Name Hon Kit Ng
Date May 2, 2003

Transferee

By /s/ Hon Kit Ng

Company Broad Scope Entertainment
Name Hon Kit Ng
Title President
Date May 2, 2003